Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the U.S. Restricted Share Unit Plan of Evotec SE of our report dated July 9, 2021 (except for Note 3, to which the date is August 19, 2021), with respect to the consolidated financial statements of Evotec SE included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Munich, Germany

May 30, 2023